Exhibit 99.1

RMG ML Sports Holdings Announces Closing of Partial Exercise of Over-Allotment Option in Connection with its Initial Public Offering

Incline Village, NV, June 15, 2026 (GLOBE NEWSWIRE) -- RMG ML Sports Holdings (the “Company”), a newly organized special purpose acquisition company formed as a Cayman Islands exempted company and led by Chief Executive Officer, James Carpenter, and President and Chief Financial Officer, Douglas Horlick, today announced that the underwriters of its previously announced initial public offering have partially exercised their option to purchase an additional 1,650,000 units at the public offering price of $10.00 per unit, resulting in additional gross proceeds of $16.5 million. After giving effect to this partial exercise of the over-allotment option, the total number of units sold in the public offering increased to 21,650,000 units, resulting in total gross proceeds of $216,500,000 for the Company’s initial public offering. Each unit consists of one Class A ordinary share and one right to receive one-eighth (1/8) of one Class A ordinary share upon the consummation of the Company’s initial business combination. The units began trading on the Global Market tier of the Nasdaq Stock Market (“Nasdaq”) under the ticker symbol “SHOTU” on June 10, 2026. Once the securities comprising the units begin separate trading, the ordinary shares and the rights are expected to be traded on Nasdaq under the symbols “SHOT” and “SHOTR,” respectively.

Santander is acting as sole book-running manager.

A registration statement relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 9, 2026. The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained from Santander US Capital Markets LLC, 437 Madison Avenue, New York, NY 10022, Attention: ECM Syndicate, by email at equity-syndicate@santander.us, by telephone at 833-818-1602, or by accessing the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About RMG ML Sports Holdings

RMG ML Sports Holdings is a public acquisition vehicle and intends to target opportunities in the global sports industry and adjacent sectors including, but not limited to, entertainment, eSports, gaming, music publishing and real estate development (focused on stadiums and venues). RMG ML Sports Holdings intends to capitalize on the investment and operational experience of its management team, as well as its affiliation with Riverside Management Group.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Douglas Horlick

930 Tahoe Blvd STE 802 PMB 45

Incline Village, NV 89451

Telephone: (775) 204-1489